Exhibit 99.1

Temecula Valley Bancorp Announces Quarterly Cash Dividend

TEMECULA, Calif.--(BUSINESS WIRE)--Temecula Valley Bancorp Inc. (NASDAQ: TMCV), the parent company of Temecula Valley Bank, announced today that its Board of Directors declared a quarterly cash dividend of $0.04 per share payable on April 15, 2008 to shareholders of record as of April 1, 2008.

About Temecula

Temecula Valley Bank (the "Bank") was established in 1996 and operates full service offices in Carlsbad, Corona, El Cajon, Escondido, Fallbrook, Murrieta, Ontario, Rancho Bernardo, San Marcos, Solana Beach and Temecula. The Bank also operates a number of regional real estate loan production centers in California. As a nationally authorized SBA Preferred Lender, the Bank has multiple SBA loan production offices across the United States and has funded over $1.3 billion in SBA loans in 36 states in the last five years. The Bank's website is at www.temvalbank.com. Temecula Valley Bancorp Inc. was established in June 2002 and operates as a bank holding company for the Bank.

Temecula Valley Bancorp stock is traded on the NASDAQ Global Select Market under the symbol TMCV.

CONTACT:
Temecula Valley Bank
Stephen H. Wacknitz, President & CEO
951-694-9940